Exhibit 99.1

WILSHIRE BANCORP, INC.

CONTACT INFORMATION:

Alex Ko, EVP & CFO - (213) 427-6560

www.wilshirebank.com

Wilshire Bancorp Announces the Engagement of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm

LOS ANGELES (June 12, 2012) — Wilshire Bancorp, Inc. (NASDAQ: WIBC), the parent company of Wilshire State Bank, announced today that the Audit Committee of the Board of Directors has engaged Crowe Horwath LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.  The Audit Committee selected Crowe Horwath after evaluating the services offered by several public accounting firms, including Deloitte & Touche LLP, the Company’s previous independent registered public accounting firm.  The change in independent auditors is not the result of any disagreement between Wilshire Bancorp and Deloitte & Touche LLP.

“As done on a periodic basis, the Audit Committee conducted a thorough auditor evaluation and selection process,” said Alex Ko, Executive Vice President and Chief Financial Officer of Wilshire Bancorp.  “Crowe Horwath is highly regarded for their expertise in financial services, and it was determined that they were best suited to meet our auditing needs.”

COMPANY INFORMATION

Headquartered in Los Angeles, Wilshire State Bank operates 24 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in Dallas and Houston, TX, Atlanta, GA, Aurora, CO, Annandale, VA, Fort Lee, NJ, Newark, CA, and Bellevue, WA, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. Any financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. The information in this press release speaks only as of the date of this release and Wilshire Bancorp specifically disclaims any duty to update the information in this press release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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